Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement (No. 333 - 223999) on Form N-2 of Investcorp Credit Management BDC, Inc. and subsidiaries (formerly CM Finance Inc) (the “Company”) of our reports dated September 13, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, incorporated by reference in this Registration Statement, and of our report dated October 15, 2019, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Change in Independent Registered Public Accounting Firm”, “Selected Financial and Other Data” and “Senior Securities” in such Registration Statement.

/s/ RSM US LLP

New York, NY October 15, 2019